Exhibit 99

NEWS RELEASE ALEX TASSOS & ASSOCIATES CORPORATE & FINANCIAL PUBLIC RELATIONS 17 Stonepointe Dr., Escondido, CA 92025 Contact: Alex Tassos (760-737-7000	For: CHAMPION PARTS, INC. 2005 W. Avenue B Hope, Arkansas 71801 Jerry A. Bragiel, President 870-777-8821

Champion Parts Completes Sale

 Of Real Estate Plant And Property In Pennsylvania

HOPE, Ark., July 6, 2004  -- Champion Parts, Inc. (OTC Bulletin Board: CREB), remanufacturer of automotive parts, today announced it has completed the sale of its 200,000 sq. ft. Beech Creek, PA plant and property. The plant was vacated after consolidating operations in 2002. The value of the transaction was $1.5 million.

"With the completed sale of the Beech Creek property, we are now in position to replace our existing loan facility with new lenders, with whom we have been in negotiations," said Jerry A. Bragiel, president and chief executive officer. The executive added, "Now, with the real estate sale completed and once the expected new credit facilities are in place, we believe that our borrowing availability, together with the cash flow generated from operations will be sufficient to meet our working capital needs and plans for growth over the next fiscal year and beyond."

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to financing. These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.

Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct. Attention is directed to the discussion of risks and uncertainties contained in the Factors Which May Affect Future Results section of the company's Form 10-K and other reports filed with the Securities and Exchange Commission.